Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements pertaining to the ZOLL Medical Corporation 1992 Stock Option Plan (Form S-8 No. 333-68403), the Non-Employee Directors’ Stock Option Plan (Form S-8 No. 333-68401) the 401(k) Savings Plan (Form S-8 Nos. 333-38048 and 333-137245), the Amended and Restated 2001 Stock Incentive Plan (Form S-8 Nos. 333-101839, and 333-120310), the 2006 Non-Employee Director Stock Option Plan (Form S-8 No. 333-132804), and the Registration Statement on Form S-3 (No. 333-120454) of our report dated December 12, 2007, with respect to the consolidated financial statements and schedule of ZOLL Medical Corporation as of September 30, 2007 and for each of the two years in the period then ended, included in this Annual Report (Form 10-K) for the year ended September 28, 2008.

/s/ ERNST & YOUNG LLP

December 5, 2008

Boston, Massachusetts